TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 16th day of July, 2025 (“Effective Date”), by and between each Trust (hereinafter each a “Trust”, and collectively the “Trusts” as applicable) on behalf of its Funds (hereinafter, each a “Fund”) listed on Appendix A hereto (as such Appendix may be amended from time to time) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to engage in a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the “Bank”).

WHEREAS, each Trust, on behalf of a Fund, will ordinarily issue for purchase and redeem shares of beneficial interest of a Fund (the “Shares) only in aggregations of Shares known as “Creation Units” (each a “Creation Unit”);

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares of a Fund; and

WHEREAS, each Trust, on behalf of a Fund, desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, each Trust on behalf of its Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares, and as a Trust’s dividend disbursing agent.

1.2 Pursuant to such appointment, the Bank agrees that it will perform the following services:

(a) In accordance with the terms and conditions of this Agreement and the Authorized Participant Agreements prepared by a Trust’s distributor (“Distributor”) applicable to a Fund, a copy of which is attached hereto as Exhibit A and in accordance with a Fund’s current prospectus and statement of additional information, and any effective amendments thereto actually provided to the Bank, the Bank shall:

(i) Perform and facilitate the performance of purchases and redemptions of Creation Units for a Fund;

(ii) Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares, if any, declared by a Trust on behalf of a Fund;

(iii) Maintain separate and distinct records for each Fund with respect to the record of the name and address of the Shareholder and the number of Shares issued by a Fund and held by the Shareholder in a Fund and maintain the record of the name and address of each Authorized Participant (as defined in the Authorized Participant Agreement);

(iv) Record the issuance of Shares of a Fund and maintain a record of the total number of Shares of a Fund which are outstanding. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of a Trust.

(v) Prepare and transmit to a Trust and a Trust’s administrator and to any applicable securities exchange (as specified to the Bank by a Trust or its administrator) information with respect to purchases and redemptions of Shares of a Fund;

(vi) On days that a Trust, on behalf of a Fund, may accept orders for purchases or redemptions of a Fund’s Shares, calculate and transmit to the Distributor and a Trust’s administrator the number of outstanding Shares of a Fund;

(vii) On days that a Trust, on behalf of a Fund, may accept orders for purchases or redemptions of a Fund’s Shares (pursuant to the Authorized Participant Agreement), transmit to the Bank, a Trust, and DTC the amount of Shares of a Fund purchased on such day;

(viii) Confirm to DTC the number of Shares of a Fund issued to the Shareholder, as DTC may reasonably request;

(ix) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x) Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares of a Fund in accordance with policies and procedures of DTC for book-entry only securities;

(xi) Distribute or maintain, as directed by a Trust, amounts related to a Fund’s purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;

(xii) Send to the National Securities Clearance Corporation (“NSCC”) on the evening of each trade day each Fund’s holdings or with respect to a semi-transparent Fund a create/redeem basket, as applicable, for the following trade day;

(xiii) Create and maintain separate and distinct books and records for a Fund of a Trust specified by a Trust in Schedule A attached hereto;

(xiv) Prepare a monthly report of all purchases and redemptions of Shares of a Fund during such month on a gross transaction basis, and identify on a daily basis the net number of Shares of a Fund either redeemed or purchased on such Business Day and with respect to each Authorized Participant (as defined in the Authorized Participant Agreement) purchasing or redeeming Shares of a Fund, the amount of Shares of a Fund purchased or redeemed;

(xv) Receive from the Distributor or from its agent purchase orders from Authorized Participants for Creation Unit aggregations of Shares of a Fund received in good form and accepted by or on behalf of a Trust by the Distributor, generate or cause to be generated and transmitted confirmation of receipt of purchase orders to Authorized Participants; promptly transmit appropriate trade instructions to the NSCC or DTC, if applicable, and pursuant to such orders issue the appropriate number of Shares of a Fund and hold such Shares of a Fund in the account of the Shareholder of a Fund of a Trust;

(xvi) Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Bank as custodian for a Fund of a Trust and, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC or DTC, if applicable, and redeem the appropriate number of Creation Unit aggregations of Shares held in the account of the Shareholder and at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner, such monies, if any, to the redeeming Authorized Participant; and

(xvii) Confirm the name, U.S taxpayer identification number and principal place of business of each Authorized Participant.

(xviii) The Bank may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the Bank to carry out any of the duties set forth in items (i) through (xvii) above.

(xix) Maintain and manage, as agent for the Trust and each Fund, such bank accounts for the sole benefit of the Trust and a Fund as the Bank shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Fund’s dividends and distributions. The Bank may maintain, in accordance with applicable law, such accounts at the bank or banks deemed appropriate by the Bank;

(xx) Process any request from an Authorized Participant to change its account registration (including, without limitation, the processing of changes to any Personal Identification Numbers (PINS) or other identification procedures used by the Bank in connection with transactions by Authorized Participants);

(xxi) (a) Except as otherwise instructed by a Trust, on behalf of a Fund, the Bank shall process all transactions for a Fund in accordance with the policies and procedures mutually agreed upon between a Trust and the Bank with respect to the proper net asset value to be applied to purchases received in good order by the Bank or from an Authorized Participant before any cut-offs established by a Trust, and such other matters set forth in items (i) through (xx) above as these policies and procedures are intended to address. The Bank shall report to a Trust any known exceptions to the foregoing.

(b) The Bank may (1) maintain and manage, as agent for a Trust and its Funds, such accounts as the Bank shall deem necessary for the performance of its duties under this Agreement, including, but not limited to: the processing of Creation Unit purchases and redemptions; accepting and effectuating the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Bank by transmission from DTC or NSCC on behalf of Authorized Participants; and

(2) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTC or NSCC (acting on behalf of the applicable Authorized Participant); and paying dividends and distributions; The Bank may maintain such accounts at financial institutions deemed appropriate by the Bank in accordance with applicable law.

(c) In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the accounts of a Shareholder, obtaining at the request of DTC participants holding interests in the Global Certificate maintaining the items set forth on Schedule A attached hereto, and performing such services identified in each Authorized Participant Agreement. The Bank shall provide the office facilities and the personnel required by it to perform the services contemplated herein at no additional cost to the Trust.

(d) The following shall be delivered by the Bank to DTC participants as identified by DTC as the Shareholder for book-entry only securities:

(i) Annual and semi-annual reports of a Trust and its Funds;

(ii) Fund proxies, proxy statements and other proxy soliciting materials;

(iii) Fund prospectuses and amendments and supplements thereto, including stickers; and

(iv) Other communications as a Trust may from time to time identify as required by law or as a Trust may reasonably request

(v) The Bank shall provide additional services, if any, as may be agreed upon in writing by a Trust and the Bank.

(e) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by (i) applicable laws, rules, and regulations under the Investment Company Act of 1940, as amended (the “1940 Act”) and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”) and (ii) the Commodity Exchange Act (“CEA”) in connection with the services provided hereunder for any Fund identified to the Bank in writing as being a commodity pool operated by a registered commodity pool operator. All such books and records shall be the property of a Trust, will be preserved, maintained and made available to a Trust in accordance with this Section, the Rules and the CEA and related regulations, and will be surrendered promptly to a Trust on and in accordance with its request or upon termination of this Agreement in the format reasonably specified by the Fund. The Trust and any of its authorized persons shall have access to such books and records in the possession or under control of the Bank at all times during the Bank’s normal business hours. Upon the reasonable request of a Trust, copies of any such books and records in the possession or under the control of the Bank shall be provided by Bank to a Trust or any of its authorized persons.

(f) The Bank shall preserve for the period(s) required by (i) the 1940 Act and the CEA, as applicable, and (ii) any court order, regulatory action or subpoena communicated to the Bank by the Funds, the books and records required to be maintained thereunder. All such books and records shall be maintained in a form reasonably acceptable to the applicable Fund, and shall be reasonably arranged and indexed by the Bank in a manner that permits reasonably prompt location, access and retrieval of any particular record, including, if requested by a Fund, within the time period specified by applicable regulators. The Bank shall not destroy any files, records or documents created or maintained by the Bank pursuant to this Agreement except in accordance with its record retention policy as communicated to the Trusts from time to time or if such destruction is authorized by the Trust by means of written Instructions. Notwithstanding the above, if the format specified by the Fund is not a format the Bank utilizes to maintain the books and records, the Trust shall pay the expenses reasonably incurred by the Bank in converting such books and records to the requested format.

1.3  The Bank agrees to promptly notify the Trust in the event of any of the following:

(a)    Any of the representations and warranties of the Bank in Section 3 below cease to be true and correct;

(b)   The Bank is for any reason unable to perform any of its obligations under this Agreement; or

(c)    Except as may be prohibited by applicable law, any legal, regulatory or administrative proceedings that have been instituted against the Bank, which would materially impair the Bank’s ability to perform its duties and obligations under this Agreement.

2. Fees and Expenses

The Bank shall receive from a Trust, such compensation for the Bank’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. The parties agree that any new fees and/or expenses to be charged to a Fund that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance.

1.1 In addition to the fee paid under Section 2.1 above, each Trust, on behalf of a Fund, agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of a Fund’s securities shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of a Trust will be reimbursed by a Trust on behalf of a Fund.

1.2 Each Trust, on behalf of its Funds, agrees to pay all fees and reimbursable expenses within twenty business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by a Trust, on behalf of a Fund, at least seven (7) days prior to the mailing date of such materials.

1.3 Each Trust, on behalf of its Funds, hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser to, or sponsor of, a Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by the Bank to such adviser or sponsor or to any affiliate of a Trust relating to this Agreement have been fully disclosed to the board of trustees of a Trust and that, if required by applicable law, such board of trustees of a Trust has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.

3. Representations and Warranties of the Bank

(a) The Bank represents and warrants to a Trust that:

(i) It is and will continue to be a banking company duly organized and existing and in good standing under the laws of the State of New York.

(ii) It is and will continue to be duly qualified to carry on its business in the State of New York.

(iii) It is and will continue to be empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.

(iv) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(v) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

(vi) It is and will continue to be duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and it will remain so registered for the duration of this Agreement.

(vii) It is and will continue to be in full material compliance with federal and state laws applicable to its duties under this Agreement.

(viii) This Agreement, when executed and delivered by the parties hereto, will constitute a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms.

(ix) The Agreement’s execution and performance will not cause a material breach or be in material conflict with any other agreement or obligation of the Bank or any law or regulation applicable to it.

4. Representations and Warranties of a Trust

(a) Each Trust, on behalf of its Funds, represents and warrants to the Bank that:

(i) It is duly organized and existing and in good standing under the laws of Delaware.

(ii) It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

(iii) It is an open-end management investment company registered under the 1940 Act.

(iv) A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Trusts has become effective, will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

(v) This Agreement, when executed and delivered by the parties hereto, will constitute a legal, valid and binding obligation of each Trust enforceable against the Trust in accordance with its terms.

(vi) The Agreement’s execution and performance will not cause a material breach or be in material conflict with any other agreement or obligation of each Trust or any law or regulation applicable to it.

5. Indemnification

5.1 Subject to its performance in good faith and in accordance with the Standard of Care, the Bank shall not be responsible for, and the Trust, on behalf of itself and each Fund, severally and not jointly, shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, reasonable expenses and liabilities arising out of or attributable to:

(a) all actions of the Bank required to be taken pursuant to this Agreement, provided that such actions are taken in accordance with the Standard of Care and without negligence, bad faith, fraud, reckless disregard of its duties, willful misconduct or breach of this Agreement;

(b) the Trust’s material breach of any representation, warranty, or covenant of the Trust hereunder;

(c) the Bank’s reliance upon any instructions of the Trust or any of its officers, employees, agents or subcontractors who have been designated by the Trust as authorized persons;

(d) the offer or sale of Creation Units in violation of any requirement under the federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency having jurisdiction over the Trust with respect to the offer or sale of such Creation Units; and

(e) any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Bank as transfer agent hereunder.

5.2 At any time, the Bank may apply to any officer of the Trust for instructions with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Fund, reasonably believed to be genuine and signed by an authorized person and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust or an authorized person. Nothing in this Section shall be construed as imposing upon the Bank any obligation to seek such instructions

5.3 In order that the indemnification provisions above shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Bank, the Bank shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all material developments concerning such claim. The Trust shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name. The Bank shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Bank except with the Trust’s prior written consent, which shall not be unreasonably withheld.

5.4 Subject to the terms of this Agreement, including, without limitation, Section 6.1 below, the Bank shall indemnify and hold the Trust and each Fund, separately and not jointly, harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, reasonable expenses and liabilities, the recovery of which is not excluded by another provision of this Agreement, arising out of or attributable to the Bank’s (i) breach of this Agreement (including without limitation a breach of the Standard of Care and any breach caused by an agent or subcontractor of the Bank for whose actions the Bank is responsible under this Agreement) and (ii) willful misconduct, bad faith, reckless disregard of its duties, fraud, or negligence.

In order that the indemnification provisions contained in this Section 5.4 shall apply, upon the assertion of a claim for which the Bank may be required to indemnify the Trust, or any Fund thereof, the Trust shall promptly notify the Bank of such assertion, and shall keep the Bank advised with respect to all material developments concerning such claim. The Bank shall have the option to participate with the Trust in the defense of such claim or to defend against said claim in its own name. The Trust shall in no case confess any claim or make any compromise in any case in which the Bank may be required to indemnify the Trust, or any Fund thereof, except with the Bank’s prior written consent, which shall not be unreasonably withheld.

1.5 This indemnification provision shall apply to actions taken or omissions pursuant to this Agreement or an Authorized Participant Agreement.

6. Standard of Care and Limitation of Liability

6.1 In performing its responsibilities under this Agreement, the Bank agrees to exercise reasonable care, prudence, expertise and diligence such as a person having responsibility for providing transfer agent services to investment companies registered under the 1940 Act would exercise (the “Standard of Care”), but assumes no responsibility and shall not be liable for any loss or damages arising out of the Bank’s performance of or failure to perform its duties under this Agreement except to the extent such losses or damages arise out of the Bank’s willful misconduct, bad faith, fraud, reckless disregard of its duties, negligence, or from a breach of this Agreement. The parties agree that any encoding or payment processing errors shall be governed by this Standard of Care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section. In no event shall either party be liable to the other party for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees relating thereto) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, whether or not such party has advance notice thereof.

7. Concerning the Bank

7.1

(a) The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank with the prior written consent of a Trust (which consent shall not be unreasonably withheld), and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, provided that the Bank acts in good faith and with reasonable care in the selection and retention of such agents or attorneys-in-fact.

(b) The Bank may, without the prior written consent of a Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder, and the Bank will be liable for the acts and omissions of any affiliate of the Bank as if the Bank provided such services directly.

7.2 The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. Each Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. Each Trust, on behalf of its Funds, agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank.

7.3  The Bank shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of its regulators (the “Disaster Recovery Plan and Back-Up System”). The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if the Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure, the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances and shall notify the board of a Trust unless prohibited by law or regulation) about the nature of such delay or failure. The Bank will provide an executive summary of the Disaster Recovery Plan and Back-Up System upon reasonable request of a Trust. The Bank will endeavor to test the adequacy of its Disaster Recovery Plan and Back-Up System at least annually. Upon request by a Trust, the Bank will provide a Trust with a letter summarizing the most recent Disaster Recovery Plan and Back-Up System test results. In addition, the Bank shall, upon reasonable request, provide a high-level presentation summarizing the Disaster Recovery Plan and Back-Up System Plan and shall, upon reasonable request, discuss with senior management (including the board) of a Trust the Disaster Recovery Plan and Back-Up System.

In the event that the Trust reasonably believes that the occurrence of any such event described in the previous paragraph will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Trust may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Trust’s expense, contracting with another service provider to provide such services during such period; provided, that the Trust shall consult with the Bank in good faith in connection with any such mitigation and the Bank shall provide the Trust reasonable assistance in good faith in connection therewith; provided, further, that the Bank shall resume providing, and the Trust shall pay for, such services when the Bank resumes providing them, unless the Trust has terminated this Agreement pursuant to the terms of Section 11.2. Notwithstanding anything set forth in this Section 7.3, (a) in no event shall the Trust be obligated to pay any fees under this Agreement to the Bank with respect to any services not actually provided during any event described in this Section 7.3, and (b) the Trust shall have no responsibility to pay the Bank for services temporarily performed by a third party service provider.

1.4 The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Authorized Participant Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Authorized Participant Agreement.

1.5 At any time the Bank may apply to an officer of the Trust, but is not obligated to do so, for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, the Bank may at its own expense consult with legal counsel of its own choosing, but is not obligated to do so, and advise a Trust if any instructions provided by a Trust at the request of the Bank pursuant to this Section or otherwise would, to the Bank’s knowledge, cause the Bank to take any action or omit to take any action contrary to any law, rule, regulation or commercially reasonable practice for similarly situated service providers. In the event a situation or circumstance arises whereby the Bank adopts a course of conduct in reliance upon written legal advice it has received (which need not be a formal opinion of counsel) and the course of conduct is not identical to the course of conduct contained in the instructions received from a Trust, the Bank may rely upon and follow the written legal advice without liability hereunder provided it otherwise acts in compliance with this Agreement and notifies a Trust of its determination.

1.6 The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of a Trust by machine readable input, telex, CRT data entry or other similar means authorized by a Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from a Trust.

1.7 The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that a Trust shall retain all ownership rights in Trust data residing on the Bank’s electronic system.

1.8 Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a) The legality of the issue, sale or transfer of any Shares of a Fund, the sufficiency of the amount to be received in connection therewith, or the authority of a Trust, on behalf of a Fund, to request such issuance, sale or transfer;

(b) The legality of the purchase of any Shares of a Fund, the sufficiency of the amount to be paid in connection therewith, or the authority of a Trust, on behalf of a Fund, to request such purchase;

(c) The legality of the declaration of any dividend by a Trust, on behalf of a Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

(d) The legality of any recapitalization or readjustment of the Shares of a Fund.

1.9 The Bank will furnish to a Trust, no more than once annually, its System and Organization Controls Reports (SOC 1) as well as such other reports and information relating to the Bank’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

1.10 The Bank shall cooperate with a Trust’s independent public accountants and shall take reasonable actions to provide such information, as may be reasonably requested by a Trust from time to time, to such accountants for the expression of their opinion.

1.11 Nothing in this Agreement shall limit or restrict the Bank, any affiliate of the Bank or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph the Bank may not use a Fund’s proprietary information received by the Bank hereunder in providing such services to such other third parties.

1.12 During the term of the Agreement, the Bank will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of a Trust’s and its Funds’ confidential information provided to the Bank in accordance with the Agreement and when in the Bank’s possession or under the Bank’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to a Trust or its shareholders, and (iv) provide for secure disposal of Customer Data. The Bank shall develop, implement and maintain, at its sole expense, a system or methodology to audit for compliance with the requirements of the preceding sentence that is consistent with the SOC controls framework. Such safeguards will include, but shall not be limited to, virus protection, password protection and encryption of data in transmission at a minimum standard of AES 256. The Bank will provide a Trust, at least annually, with the most recent SOC reports of its systems and methodologies prepared by an independent third party (“SOC Reports”), and will provide an attestation letter (the “Attestation Letter”), which shall be in the form generally provided by the Bank to other similarly situated customers of services similar to the services provided under this Agreement, prepared by the qualified, independent third party engaged by the Bank that performed its most recent penetration and ethical hack testing of its internet-facing environment relevant to the systems used to provide services under this Agreement. The Bank shall maintain books and records sufficient to demonstrate its compliance with the terms of this 7.12. Upon reasonable notice to the Bank, the Bank will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of a Trust once annually and at such other times as a Trust may reasonably request to review the Bank’s security controls and any deficiencies identified in the SSAE-18 audit reports. The Bank acknowledges and agrees that, in addition to the Attestation Letter and SOC Reports, it shall discuss with and make available to a Trust the ability to view at the Bank’s offices the Bank’s vulnerability management policy as part of the Bank’s participation in ta Trust’s periodic security review. At such meeting, a Trust may view the Bank’s security-related policies and procedures; however, no documentation may be copied, shared, transmitted or removed from the Bank’s premises, except as mutually agreed. In the event that a Trust reasonably identifies a weakness in the information security measures adopted by the Bank which has caused or will cause a material breach of the information security measures described in this Section 7.12, a Trust shall provide full details of such weakness in writing to the Bank. If a Trust and the Bank mutually agree in writing that a weakness identified by a Trust in writing to the Bank will cause the Bank to materially breach the information security measures described in this Section 7.12, then the Bank will seek to remediate such weakness by incorporating it into its vulnerability and remediation schedule. All nonpublic documentation and information disclosed to Trust in accordance with this Section 7.12 shall be deemed proprietary and Confidential Information of the Bank. The Funds shall not disclose such documentation or information to any third party (except to the extent permitted, necessary or required pursuant to Section 8.6 or use it for any purpose other than evaluating the Bank’s security controls, except that a Trust may disclose the Bank’s SSAE-18 summary to a Trust’s external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information.

1.13  In the event of any actual or reasonably suspected, based on the Bank’s experience, breach of security of its systems resulting in the actual or reasonably suspected, based on the Bank’s experience, unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the confidential records or information of a Fund (each, a “Security Breach”), upon learning of the Security Breach, the Bank shall notify such Fund as promptly as reasonably possible (but no later than 72 hours after becoming aware that a Security Breach has occurred) of the relevant facts related to such Security Breach then known to the Bank, and of additional relevant facts promptly after they become known to the Bank, in the manner provided in Section 18 of this Agreement and also by sending notice to NetworkOperationsSecurityCenter@franklintempleton.com and/or such other electronic mail address or addresses as a Trust, on behalf of a Fund, may specify by written notice to the Bank. The Bank shall at its sole cost: (i) promptly investigate such Security Breach; (ii) resolve or mitigate the vulnerability that facilitated the Security Breach to the extent possible; (iii) restore any lost or damaged data using generally accepted data restoration techniques; and (iv) conduct a root cause analysis to provide the Fund with a summary of the findings and actions taken to prevent recurrence of such Security Breach. If a Security Breach occurs with respect to personal information in the possession or under the control of the Bank or any of its affiliates, subsidiaries, agents or employees, the Bank shall be responsible for each Fund’s reasonable costs associated with responding to such Security Breach, including, but not limited to, the costs of notifying affected individuals and taking any remedial action required by applicable statutes, laws, rules and regulations and any such other remedial action that the Bank reasonably deems necessary (with due regard for industry standards, if any).

1.14 On a quarterly basis, the Bank will provide to a Trust a certification in connection with Rule 38a-1 under the 1940 Act, including an attestation as to whether there have been any material changes to the summaries of policies and procedures provided to a Trust, and sub-certifications related to the Sarbanes-Oxley Act of 2002.  The Bank reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

1.15 The Bank will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as are commercially reasonable, taking into account the nature of its business, the associated risks and the cost and availability of insurance having commercially viable terms and conditions. The Bank agrees to provide a Trust with certificates of its applicable insurance coverage, and shall provide an update at a Trust’s written request, but no more frequently than annually.

8. Providing of Documents by a Trust and Transfers of Shares

8.1 Each Trust, on behalf of its Funds, shall promptly furnish to the Bank with a copy of its Agreement and Declaration of Trust and all amendments thereto.

8.2 In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.

8.3 The Bank shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares of a Fund owned by the Shareholder.

8.4 Each Trust, on behalf of its Funds, shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares of a Fund authorized to be issued to the extent applicable:

(a) A certified copy of the amendment to a Trust’s Agreement and Declaration of Trust with respect to such increase, decrease or change; and

(b) An opinion of counsel for a Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares of a Fund, the obtaining of all necessary governmental consents, whether such Shares of a Fund are fully paid and non-assessable and the status of such Shares of a Fund under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of a

Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares of a Fund on all applicable securities exchanges.

1.5 Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, a Trust shall deliver to the Bank:

(a) A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares of a Fund, as the case may be, and an opinion of counsel for a Trust that no other order or consent is required; and

(b) An opinion of counsel for a Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares of a Fund, the obtaining of all necessary governmental consents, whether such Shares of a Fund are fully paid and non-assessable and the status of such Shares of a Fund under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of a Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares of a Fund on all applicable securities exchanges.

1.6 The Bank and each Trust agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to, or otherwise in accordance with, this Agreement; and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees, agents, attorneys-in-fact or counsel, except (i) as may be required in carrying out this this Agreement and (ii) as may be, or may become required by law, by administrative or judicial order or by rule, provided that the disclosing party shall give prompt notice to the other party of any such disclosure to the extent practicable and permitted by applicable law and upon the non-disclosing party’s request, the disclosing party will use reasonable efforts to obtain assurances from the relevant authority that confidential treatment will be accorded to the information that is required to be disclosed. To the extent required to be disclosed to third parties in carrying out this Agreement, the disclosing party shall require such third party to treat confidentially such information commensurate with this Section 8.6. Nothing in this Agreement shall be deemed to authorize the Bank to waive attorney-client, work product or other legal privilege by or on behalf of a Trust or its investment adviser. The Bank has established and maintains policies and measures reasonably designed to protect the confidentiality of customer information, and will subject information hereunder to such policies and measures. The foregoing confidentiality obligation shall not apply to any information to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party: (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the information provided by the protected party. The parties acknowledge and agree that any breach or threatened breach of this Section would cause financial damage and irreparable harm to a Trust and the Funds for which money damages will not be an adequate remedy. Accordingly, in the event of a breach or threatened breach of this Section, a Trust, in addition to, and not in limitation of, all other rights and remedies it may have, shall be entitled to an injunction restraining disclosure or misuse, in whole or in part, of any confidential information.

1.7 In case of any requests or demands for the inspection of the Shareholder records of a Trust, the Bank will promptly employ reasonable commercial efforts to notify a Trust and secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person provided, however, that the Bank, unless prohibited from doing so by applicable law or regulatory authority, will notify the Trust of any such exhibition so that the Trust may seek a protective order or other appropriate remedy.

9. Key Performance Indicators.

The Bank and a Trust may from time to time agree to document the manner in which they expect to deliver and receive, respectively, the services contemplated by this Agreement. The parties agree that such measures (hereinafter referred to as “KPIs”) reflect performance goals and dependencies and any failure to perform in accordance with the provisions thereof shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies unless the parties mutually expressly agree otherwise. Nothing in this Section shall modify the Standard of Care under this Agreement or be construed to prevent a party from pursuing any remedy otherwise available to it pursuant to this Agreement. The Trust and the Bank agree to periodically review the Bank’s performance against the KPIs. Where any such review reveals that one specific KPI has measured at a “red” or “amber” status for three consecutive months (“Rectification Trigger”), the Trust may, in its sole discretion, invoke the process set out in this Section:

(i) The Bank shall investigate, assemble and preserve (in accordance with its records management policy) all pertinent information with respect to, and report the root causes of the problem that led to the Rectification Trigger and the Trust shall provide such assistance as the Bank may reasonably request;

(ii) The Bank shall propose an appropriate written corrective action plan (“Rectification Plan”) with respect to such failure and in any event within ten (10) business days, or as otherwise reasonably agreed by the parties. The Rectification Plan shall set out the anticipated improvements (“Anticipated Improvements”) and the timeline over which those improvements are expected to be realized (“Plan Period”), which shall be no longer than ninety (90) days (without a Trust’s prior written consent, not to be unreasonably withheld or delayed). The Trust shall review the Rectification Plan within five (5) business days and shall (without any liability, waiver or resulting obligation or deemed acceptance of approach) comment on the Rectification Plan, suggest improvements and/or challenge any assumptions and ideas embodied in the Rectification Plan. It is acknowledged that a Trust shall not be obligated or required to acknowledge the Rectification Plan will achieve the relevant KPIs. Upon the parties agreeing on the terms of the Rectification Plan, the Bank shall, as soon as reasonably practicable, implement the Rectification Plan so as to deliver the Anticipated Improvements.

(iii) The Bank shall provide the Trust with regular updates of the progress of the Rectification Plan and the parties shall periodically review the progress during the Plan Period;

(iv) The Bank shall, as soon as reasonably practicable, notify the Trust in writing of any material changes to the Rectification Plan from time to time and the reasons for those changes; and

(v) At the end of the Plan Period, the Bank shall report on whether the Rectification Plan has delivered the Anticipated Improvements in accordance with this Section 9.

10. Audit Rights.

During the term of this Agreement, the Bank shall provide to the Trust and to its internal and external auditors, inspectors, regulators and other authorized representatives of the Trust access to the Bank’s books and records for the purpose of conducting financial, operational or regulatory audits. Such audits shall be conducted at the Trust’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Bank’s regular business hours and upon advance notice to the Bank and, except as otherwise agreed to by the parties or for regulatory audits, no more frequently than once a year. Audits will be conducted with representatives of the Bank present at all times. The Trust’s representatives will comply with all standard safety, confidentiality and security procedures of the Bank. In connection with such audits, the Trust’s representatives shall not attempt to access, nor will they review, the records of any other clients of the Bank. In the event the parties mutually agree to permit an onsite visit/inspection at Bank’s offices, such inspections shall be conducted in a manner that will not materially interfere with the Bank’s normal and customary conduct of its business activities, including the provision of services to the Trust and to other clients. The Bank may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Bank may also reasonably require any of the Trust’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. Nothing contained herein shall obligate the Bank to provide access to or otherwise disclose: (i) any information that is unrelated to the Bank or the Trust and the provision of the services hereunder; (ii) any information that is treated as confidential under the Bank’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions; or (iii) any other documents, reports or other information that the Bank is obligated to maintain in confidence by contract, by its regulators or otherwise as a matter of law, legal privilege or regulation.

11. Termination of Agreement

11.1 The term of this Agreement shall be five (5) years commencing upon the date hereof (the "Initial Term") and shall automatically renew for additional one-year terms (each a “Subsequent Term”) unless any party provides written notice of termination at least ninety (90) days prior to the end of the Initial Term or any Subsequent Term or, unless earlier terminated as provided below.

11.2 Notwithstanding the preceding paragraph 11.1 of this Section 11, in the event that the Bank or a Trust (as applicable, a "Defaulting Party") shall fail in any material respect to perform its duties and obligations (in the case of the Bank, in accordance with the Standard of Care) hereunder (including, in the case of the Bank, through persistent non-material failures to perform its duties or obligations hereunder or the persistent failure to meet agreed upon KPIs), the other party (the "Other Party") shall have given written notice thereof to the Defaulting Party, and such material failure shall not have been remedied to the reasonable satisfaction of the Other Party within thirty (30) days after such written notice is received, then, as applicable, the Trust may terminate this Agreement by providing thirty (30) days’ written notice of such termination to the Bank, or the Bank may terminate this Agreement by providing one hundred twenty (120) days’ written notice of such termination to the Trust. In addition, notwithstanding the preceding sentence, this Agreement may be terminated by the Trust (i) immediately in the event (a) the Bank ceases to be qualified as a transfer agent under the 1934 Act, or (b) provided the Trust provides prompt advance notice thereof, the Trust or a Fund liquidates, dissolves, merges or reorganizes with another investment company or, (ii) by providing thirty (30) days’ written notice of such termination to the Bank in the event that the Bank is indicted for a crime, commences any bankruptcy or insolvency proceeding or has such a proceeding initiated against it which is not dismissed within sixty (60) days, or suffers any other material adverse change in its condition, operations or professional reputation that is determined by the Trust in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Trust. Upon termination of the Agreement pursuant to this paragraph 11.2 with respect to any Trust or Fund, the Trust, on behalf of the applicable Fund, shall pay to the Bank such compensation as shall have accrued to the effective date of such termination.

11.3 [Reserved.]

11.4 [Reserved.]

11.5 Termination of this Agreement with respect to the coverage of any one particular Trust or Fund shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Fund.

11.6 Notwithstanding any provision of this Section 11 to the contrary, in the event that this Agreement is terminated in its entirety, the parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for one year or for such shorter period of time as the remaining Trust or Trusts may determine in their sole discretion is necessary for an orderly transition of transfer agency services to a new transfer agent. The Bank agrees to cooperate and work in good faith, including without limitation by transferring such records and performing such services as are reasonably necessary to substitute the successor transfer agent for the Bank; provided that the Bank shall be under no obligation to undertake any unduly burdensome action with respect to such transition and the Bank shall be compensated for such activities as mutually agreed upon by the parties hereto in advance.

11.7 Should a Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by a Trust.

11.8 The terms of Article 2 (with respect to fees and expenses incurred prior to termination), Article 5 and Article 6 shall survive any termination of this Agreement.

11.9 Upon termination of the Agreement, the Bank will (i) surrender all records maintained by the Bank in accordance with Section 1.2(e) above, and (ii) at a Trust’s request, offer assistance in converting, within a reasonable time frame agreed to by the parties, the transition of a Trust’s records from the Bank’s systems to the services or systems designated by a Trust for such transition, subject to compensation of the Bank for such assistance at its standard rates and fees in effect at that time.

12. Additional Trusts or Funds

Additional management investment companies (each a “New Trust”) and additional series of existing management investment companies that are listed on Appendix A hereto or of New Trusts (each a “New Fund”) may from time to time be added as Trusts and Funds serviced under this Agreement by (A) delivery to the Bank of (i) an executed instrument of adherence by the New Trust, pursuant to which such New Trust agrees to become bound by and party to this Agreement, (ii) an amendment and restatement of Appendix A setting forth the appropriate information as to such New Trust and/ or New Fund, and (iii) copies of the Documents (as defined below) of such New Trust and/or New Fund and (B) the Bank’s receipt of the foregoing Documents, whereupon the Bank, subject to the satisfactory completion of its customary due diligence,  shall, in accordance with Section 15 below, agree in writing to the addition of such New Trust and/or New Fund which agreement shall not be unreasonably withheld, it being under stood that the Bank shall not be deemed to be unreasonable in the event that (i) the Bank’s ability to provide services hereunder to the New Trust or New Fund is otherwise restricted by regulatory requirements or (ii) the Bank does not generally offer transfer agency services to institutional clients regarding the particular type of fund or assets. “Documents” shall mean such documents, including but not limited to, board of trustees’ resolutions, including resolutions of the New Trust’s or New Fund’s board of trustees authorizing the execution, delivery and performance of this Agreement by the New Trust or New Fund, and opinions of outside counsel, as the Bank may reasonably request from time to time, in connection with its provision of services under this Agreement.

11.3 Bank and the Legg Mason ETF Investment Trust and certain of its portfolios are parties to that certain Transfer Agency Service Agreement dated as of January 1, 2018, as amended to date (the “Original Agreement”). In connection with the execution of this Agreement, Bank and the Legg Mason ETF Investment Trust and its applicable portfolios hereby acknowledge and agree that, notwithstanding any provision in the Original Agreement to the contrary, the Original Agreement shall terminate with respect to the Legg Mason ETF Investment Trust and those certain portfolios as of the Effective Date and no further action on the part of the parties to the Original Agreement is required. Upon the Effective Date, this Agreement shall govern with respect to all matters concerning the Bank and the Legg Mason ETF Investment Trust and its portfolios that were parties to the Original Agreement.

13. Assignment

13.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other party; provided, however, subject to the following sentence either party may assign this Agreement to a party controlling, controlled by or under common control with it. The Bank (i) may assign or delegate certain of its obligations hereunder to an affiliate or subsidiary of the Bank without the Trust’s prior written consent, provided that the Bank shall remain responsible for the actions and omissions of such affiliate or subsidiary as if such actions or omissions were taken by the Bank; (ii) may assign or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that the Bank gives the Trust ninety (90) days prior written notice of such assignment or transfer, such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee has all necessary licenses and registrations and ability to perform the Bank’s duties hereunder and agrees to be bound by all terms of this Agreement in place of the Bank; and (iii) may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of the Bank under this Agreement and Bank shall remain fully and absolutely liable to the Trust for any loss, cost or expense arising directly or indirectly from the actions or omissions of any such subcontractor as if such actions or omissions were taken by the Bank.. The Bank shall notify the Trust promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of the Bank or any parent of the Bank.

13.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14. Severability and Beneficiaries

14.1 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided obligation of a Trust to pay is conditioned upon provision of services to a Trust by the Bank.

14.2 This Agreement is solely for the benefit of the Bank and a Trust, on behalf of its Funds, and none of any Authorized Participants (as defined in the Authorized Participant Agreement), the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.

15. Amendment

This Agreement may be amended or modified by a written agreement executed by both parties.

16. New York Law to Apply

This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. Each Trust and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Each Trust, on behalf of its Funds, and the Bank hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Each Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

17. Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

18. Notices

All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to the Bank:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

If to a Trust:

Franklin Templeton ETF Trust

Franklin ETF Trust

Legg Mason ETF Investment Trust

One Franklin Parkway

San Mateo, CA 94403-1906

(650) 312-2000

19. Information Sharing

 The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) a Trust consents to the disclosure of and authorizes the Bank to disclose information regarding a Trust (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Bank may store the names and business contact information of a Trust’s employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group (so long as such aggregated data represents a sufficiently large sample that no Fund data can be identified either directly or by inference or implication), and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data and, provided that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer or can be reverse engineered to identify Customer-Related Data with a particular customer. Each Trust, on behalf of its Funds, confirms that it is authorized to consent to the foregoing.

20. Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

21. Limitations and liabilities of the Trustees and Several Obligations of the Funds

21.1 A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Maryland or Delaware, as applicable, and notice is hereby given that this instrument is executed on behalf of the Trustees of a

Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees individually but are binding only upon the assets and property of the applicable Fund. The Bank acknowledges and agrees that any obligations and liabilities of a Trust or any Fund arising hereunder shall not be binding upon any of the shareholders, Trustees, officers or employees of a Trust, as provided in a Trust’s charter documents, and that, to the extent the Trustees are regarded as entering into this Agreement, they do so only in their capacity as trustees and not individually. The Bank further acknowledges and agrees that it shall look solely to the property of the applicable Fund for the performance of any obligation or liability of a Trust hereunder.

1.2 Obligations of Trusts and Funds Not Joint. For the avoidance of doubt, each Trust listed on Appendix A hereto is acknowledged to have separately executed this Agreement on behalf of itself and its Funds and this Agreement shall be deemed to be a separate agreement with respect to each Trust. Under no circumstances, and notwithstanding anything in this Agreement to the contrary, shall any one Trust or its Funds be liable for the obligations, actions or omissions of any other Trust or its Funds under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the latest date set forth below.

FRANKLIN TEMPLETON ETF TRUST

ON BEHALF OF EACH OF ITS SERIES LISTED ON APPENDIX A

By: /s/ Chris Kings

 Name: Chris Kings
Title: Chief Executive Officer, Finance and

  Administration

 Date: 6/30/2025

FRANKLIN ETF TRUST

ON BEHALF OF EACH OF ITS SERIES LISTED ON APPENDIX A

By: /s/ Chris Kings

 Name: Chris Kings
Title: Chief Executive Officer, Finance and

  Administration

 Date: 6/30/2025

LEGG MASON ETF INVESTMENT TRUST

ON BEHALF OF EACH OF ITS SERIES LISTED ON APPENDIX A

By: /s/ Chris Kings

 Name: Chris Kings
Title: Chief Executive Officer, Finance and

  Administration

 Date: 6/30/2025

THE BANK OF NEW YORK MELLON

By: /s/ Danielle Adamson

 Name: Danielle Adamson
Title: Director

 Date: 07/16/2025

APPENDIX A

Trust and Funds

[Redacted]

SCHEDULE A

Books And Records To Be Maintained By The Bank

Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding Shares between a Trust and DTC

Dividend Records

Year-end Statements and Tax Forms